Exhibit 99.1

WEX Inc. Reports First Quarter 2025 Financial Results

Q1 revenue decreased 2% year-over-year to $637 million, driven by fuel prices and foreign exchange rates
Q1 GAAP net income was $1.81 per diluted share; Q1 adjusted net income was $3.51 per diluted share
Q1 GAAP operating income margin of 24.7% and adjusted operating income margin of 36.7%
$790 million spent on share repurchases in Q1, reducing share count by approximately 13.1%
PORTLAND, Maine - April 30, 2025 - WEX (NYSE: WEX), the global commerce platform that simplifies the business of running a business, today reported financial results for the three months ended March 31, 2025.

“I am pleased with WEX’s Q1 performance and the continued progress we are making against our strategic priorities. WEX’s strong financial position and diversified portfolio provide a meaningful buffer against short-term softness in any one sector and position us well to navigate ongoing macro uncertainty,” said Melissa Smith, WEX’s Chair, Chief Executive Officer, and President.

First Quarter 2025 Financial Results

Total revenue for the first quarter of 2025 decreased 2% to $636.6 million from $652.7 million for the first quarter of 2024. The revenue decrease in the quarter includes an $8.5 million unfavorable impact from fuel prices and spreads and a $2.5 million unfavorable impact from foreign exchange rates.

Net income on a GAAP basis increased by $5.7 million to a net income of $71.5 million, or $1.81 per diluted share, for the first quarter of 2025, compared with net income of $65.8 million, or $1.55 per diluted share, for the first quarter of 2024. The Company's adjusted net income, which is a non-GAAP measure, was $138.4 million for the first quarter of 2025, or $3.51 per diluted share, up 1% per diluted share from $3.46 per diluted share, or $146.7 million, for the same period last year. GAAP operating income margin for the first quarter of 2025 was 24.7% compared to 25.2% for the same period last year. Adjusted operating income margin, which is a non-GAAP measure, was 36.7% in the first quarter of 2025 compared to 38.5% for the prior year comparable period. See Exhibit 1 for a full explanation and reconciliation of adjusted net income, adjusted net income per diluted share, and adjusted operating income to the most directly comparable GAAP financial measures. See Exhibit 5 for information on the calculation of adjusted operating income margin.

First Quarter 2025 Performance Metrics

•Total volume across all segments was $54.1 billion, a decrease of 5% from the first quarter of 2024.
•Mobility payment processing transactions in the first quarter of 2025 decreased 2% to 134.5 million compared with the prior year at 136.9 million.
•Benefits’ average number of Software-as-a-Service (SaaS) accounts grew 6% to 21.5 million compared with the first quarter of 2024.
•Average HSA custodial cash assets in the first quarter of 2025 were $4.6 billion, which is an increase of 9.5% compared to $4.2 billion a year ago.
•Corporate Payments’ purchase volume decreased 28% to $17.3 billion from $23.9 billion in the first quarter of 2024. Corporate Payments’ total volume processed, including where WEX does not earn interchange revenue, was $31.1 billion, which is a decrease of 5.8% compared to the prior year.
•The Company spent approximately $790.0 million in the quarter to repurchase 5.1 million shares of its common stock, including the tender offer that concluded in March 2025.
•Cash flows from operating activities in the first quarter of this year were negative $481.6 million. Adjusted free cash flow, which is a non-GAAP measure, was $16.2 million for the same period. Please see the reconciliation of this non-GAAP measure to operating cash flow in Exhibit 1.

“We are updating our full-year 2025 guidance to account for the macro-related impacts of fuel prices, FX, and interest rates, as well as our recently completed tender offer, with all other changes minor in nature,” said Jagtar Narula, WEX’s Chief Financial Officer.

“Our guidance is based upon current trends, focusing on what we can control, and small but manageable incremental headwinds since providing our original outlook. The business environment is dynamic, and our guidance does not include the impact of a potential further slowdown in the economy.”

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings.

•For the second quarter of 2025, the Company expects revenue in the range of $640 million to $660 million and adjusted net income in the range of $3.60 to $3.80 per diluted share.
•For the full year 2025, the Company now expects revenue in the range of $2.57 billion to $2.63 billion. Adjusted net income is now expected to be in the range of $14.72 to $15.32 per diluted share.

Second quarter and full year 2025 guidance is based on assumed average U.S. retail fuel prices of $3.18 and $3.10 per gallon, respectively, and a 25.0% adjusted net income effective tax rate. The fuel prices referenced above are based on the applicable NYMEX futures price from the week of April 22, 2025. Our guidance assumes approximately 34.5 million and 35.9 million fully diluted shares outstanding for the second quarter and the full year, respectively.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring costs and debt issuance cost amortization, tax related items and certain other non-operating items and non-recurring or non-cash operating charges that are not core to our operations, as applicable depending on the period presented. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information
Management uses the non-GAAP measures presented within this earnings release to evaluate the Company’s performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

Beginning in fiscal year 2024, the Company began utilizing a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods. The fixed annual projected long-term non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. The Company will re-evaluate our long-term rate as appropriate.

To provide investors with additional insight into its operational performance, WEX has included in this earnings release in Exhibit 1, reconciliations of non-GAAP measures referenced in this earnings release; in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three months ended March 31, 2025; and in Exhibit 3, a table of selected other metrics for the quarter ended March 31, 2025 and the four preceding quarters. See segment revenue for the three months ended March 31, 2025 and 2024 in Exhibit 4, and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details and Availability of Supplemental Materials
In conjunction with this announcement, WEX will host a conference call tomorrow, May 1, 2025, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing +1 (888) 596-4144 or +1 (646) 968-2525. The Conference ID number is 2902800. A replay of the live webcast and the accompanying slides will be available on the Company's website through at least Thursday, May 8, 2025. Supplemental materials to assist investors with understanding our results and performance can be reviewed at the Investor Relations section of the WEX website, www.wexinc.com.

About WEX
WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility, and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements including, but not limited to, statements about management’s plans, goals, expectations, and guidance and assumptions with respect to future financial performance of the Company. Any statements in this earnings release that are not statements of historical facts are forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or performance to be materially different from future results or performance expressed or implied by these forward-looking statements. The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this earnings release and in oral statements made by our authorized officers:

•the impact of fluctuations in the amount of fuel purchased and sold by our customers and retail partners, respectively, fuel price volatility, and the actual price of fuel, including fuel spreads in the Company’s international markets, and the resulting impact on the Company’s results, including margins, revenues, and net income;
•the effects of general economic conditions and the amount of business activity in the economies in which we operate, particularly in the U.S., Europe, and the United Kingdom, including, but not limited to, conditions resulting from an economic recession, the impact of tariffs or international trade wars, increasing unemployment, and declining consumer confidence, which may lead to, among other things, a decline or stagnation in demand for fuel, corporate payment services, travel related services, or employee benefits related products and services;
•the failure to comply with the applicable requirements of Mastercard or Visa contracts and rules;
•the extent to which unpredictable events in the locations in which the Company or the Company’s customers operate or elsewhere may adversely affect the Company’s employees, ability to conduct business, results of operations and financial condition;
•the impact and size of credit losses, including fraud losses, and other adverse effects if the Company fails to adequately assess and monitor credit risk or fraudulent use of our payment cards or systems;
•the impact of changes to the Company’s credit standards;
•limitations on, or compression of, interchange fees;
•the effect of adverse financial conditions affecting the banking system;
•the impact of increasing scrutiny with respect to our environmental, social and governance practices;
•failure to implement new technologies and products;
•the failure to realize or sustain the expected benefits from our cost and organizational operational efficiencies initiatives;
•the failure to compete effectively in order to maintain or renew key customer and partner agreements and relationships, or to maintain volumes under such agreements;
•the ability to attract and retain employees;
•the ability to execute the Company’s business expansion and acquisition efforts and realize the benefits of acquisitions we have completed;
•the failure to achieve commercial and financial benefits as a result of our strategic minority equity investments;
•the impact of foreign currency exchange rates on the Company’s operations, revenue and income and other risks associated with our operations outside the United States;
•the failure to adequately safeguard custodial HSA assets;
•the incurrence of impairment charges if the Company’s assessment of the fair value of certain of its reporting units changes;
•the uncertainties of investigations and litigation;
•the ability of the Company to protect its intellectual property and other proprietary rights;
•the impact of regulatory capital requirements and other regulatory requirements on the operations of WEX Bank or its ability to make payments to WEX Inc.;
•the impact of the Company’s debt instruments on the Company’s operations;
•the impact of increased leverage on the Company’s operations, results or borrowing capacity generally;
•changes in interest rates, including those which we must pay for our deposits, those which we earn on our investment securities, and the resultant potential impacts to our debt securities subject to early call provisions;
•the ability to refinance certain indebtedness or obtain additional financing;
•the actions of regulatory bodies, including tax, banking and securities regulators, or possible changes in tax, banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates;
•the failure to comply with the Treasury Regulations applicable to non-bank custodians;
•the impact from breaches of, or other issues with, the Company’s technology systems or those of its third-party service providers and any resulting negative impact on the Company’s reputation, liabilities or relationships with customers or merchants;
•the impact of regulatory developments with respect to privacy and data protection;
•the impact of any disruption to the technology and electronic communications networks we rely on;

•the ability to adopt, implement and use artificial intelligence technologies across our business successfully and ethically;
•the ability to maintain effective systems of internal controls;
•the failure to repurchase shares at favorable prices, if at all;
•the impact of provisions in our charter documents, Delaware law and applicable banking laws that may delay or prevent our acquisition by a third party; as well as
•other risks and uncertainties identified in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 20, 2025, and subsequent filings with the Securities and Exchange Commission.

The forward-looking statements speak only as of the date of the initial filing of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events, or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three months ended March 31,
	2025	2024
Revenues
Payment processing revenue	$271.8	$302.0
Account servicing revenue	179.1	173.3
Finance fee revenue	75.7	70.3
Other revenue	110.0	107.1
Total revenues	636.6	652.7
Cost of services
Processing costs	167.5	169.1
Service fees	25.7	21.0
Provision for credit losses	15.9	22.4
Operating interest	24.1	23.5
Depreciation and amortization	36.8	31.2
Total cost of services	270.0	267.2
General and administrative	73.7	88.5
Sales and marketing	90.9	85.3
Depreciation and amortization	44.7	47.2
Operating income	157.3	164.5
Financing interest expense, net of financial instruments	(53.0)	(60.3)
Change in fair value of contingent consideration	(0.8)	(1.7)
Net foreign currency loss	(3.1)	(12.5)
Income before income taxes	100.4	90.0
Income tax expense	28.9	24.2
Net income	$71.5	$65.8

Net income per share:
Basic	$1.84	$1.57
Diluted	$1.81	$1.55
Weighted average common shares outstanding:
Basic	38.9	41.8
Diluted	39.4	42.4

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$610.3	$595.8
Restricted cash	660.9	837.8
Accounts receivable, net	3,768.4	3,008.6
Investment securities	3,828.5	3,764.7
Securitized accounts receivable, restricted	129.5	109.6
Prepaid expenses and other current assets	173.5	199.0
Total current assets	9,171.0	8,515.5
Property, equipment and capitalized software	258.8	261.2
Goodwill and other intangible assets	4,218.5	4,243.3
Investment securities	81.6	80.5
Deferred income taxes, net	18.3	18.3
Other assets	216.2	202.8
Total assets	$13,964.4	$13,321.6

Liabilities and Stockholders’ Equity
Accounts payable	$1,361.5	$1,090.9
Accrued expenses and other current liabilities	607.1	653.6
Restricted cash payable	660.1	837.0
Short-term deposits	4,646.8	4,452.7
Short-term debt, net	1,485.5	1,293.2
Total current liabilities	8,761.0	8,327.3
Long-term debt, net	4,099.5	3,082.1
Deferred income taxes, net	147.1	145.6
Other liabilities	146.4	277.7
Total liabilities	13,154.0	11,832.8
Total stockholders’ equity	810.4	1,488.8
Total liabilities and stockholders’ equity	$13,964.4	$13,321.6

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities	$(481.6)	$(153.3)

Cash flows from investing activities
Purchases of property, equipment and capitalized software	(32.6)	(34.0)
Purchases of available-for-sale debt securities	(146.0)	(391.7)
Sales and maturities of available-for-sale debt securities	175.5	108.8
Acquisition of intangible assets	(14.5)	—
Other investing activities	(5.9)	(0.9)
Net cash used for investing activities	(23.5)	(317.8)

Cash flows from financing activities
Repurchases of common stock	(790.0)	(73.6)
Net change in deposits	193.3	133.6
Net change in restricted cash payable	(194.1)	69.3
Proceeds from issuance of Senior Notes	550.0	—
Payments of deferred and contingent consideration	(76.7)	(86.6)
Other financing activities	(34.4)	(15.9)
Net debt activity [1]	670.3	327.3
Net cash provided by financing activities	318.4	354.1
Effect of exchange rates on cash, cash equivalents and restricted cash	27.2	(31.3)
Net change in cash, cash equivalents and restricted cash	(159.5)	(148.3)
Cash, cash equivalents and restricted cash, beginning of period	1,437.0	2,230.0
Cash, cash equivalents and restricted cash, end of period	$1,277.6	$2,081.7

1 Net activity on debt includes: borrowings and repayments on revolving credit facility; borrowings and repayments on term loans; borrowings and repayments on Bank Term Funding Program (BTFP); advances from and repayments to Federal Home Loan Bank (FHLB); net change in borrowed federal funds; net borrowings on or repayments of other debt.

Exhibit 1 Reconciliation of Non-GAAP Measures
(in millions, except per share data) (unaudited)

Reconciliation of GAAP Net Income Attributable to Shareholders to Non-GAAP Adjusted Net Income Attributable to Shareholders

	Three Months Ended March 31,
	2025		2024
		per diluted share		per diluted share
Net income attributable to shareholders	$71.5	$1.81	$65.8	$1.55
Unrealized (gain) loss on financial instruments	(0.4)	(0.01)	0.2	—
Net foreign currency loss	3.1	0.08	12.5	0.29
Change in fair value of contingent consideration	0.8	0.02	1.7	0.04
Acquisition-related intangible amortization	47.8	1.21	50.9	1.20
Other acquisition and divestiture related items	2.5	0.06	3.2	0.08
Stock-based compensation	13.3	0.34	26.7	0.63
Other costs	14.8	0.38	5.8	0.14
Debt restructuring and debt issuance cost amortization	2.2	0.06	4.5	0.11
Tax related items	(17.2)	(0.44)	(24.7)	(0.58)
Adjusted net income attributable to shareholders	$138.4	$3.51	$146.7	$3.46

Reconciliation of GAAP Operating Income to Non-GAAP Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended March 31,
	2025	(margin)[1]	2024	(margin)[1]
Operating income	$157.3	24.7%	$164.5	25.2%
Unallocated corporate expenses	24.9		23.6
Acquisition-related intangible amortization	47.8		50.9
Other acquisition and divestiture related items	0.5		2.4
Stock-based compensation	13.3		26.7
Other costs	14.9		6.7
Total segment adjusted operating income	$258.7	40.6%	$274.9	42.1%
Unallocated corporate expenses	(24.9)		(23.6)
Adjusted operating income	$233.8	36.7%	$251.3	38.5%
1 Margins are derived by dividing the applicable measures by total net revenue for the Company.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, debt restructuring costs, stock-based compensation, other costs and certain non-recurring or non-cash operating charges that are not core to our operations, as applicable depending on the period presented. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.
The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring costs and debt issuance cost amortization, tax related items and certain other non-operating items and non-recurring or non-cash operating charges that are not core to our operations, as applicable depending on the period presented.
Although adjusted net income, adjusted operating income, and total segment adjusted operating income are not calculated in accordance with GAAP, our management team believes these non-GAAP measures are integral to our reporting and planning processes and uses them to assess operating performance because they generally exclude financial results that are outside the normal course of our business operations or management’s control. These measures are also used to allocate resources among our operating segments and for internal budgeting and forecasting purposes for both short- and long-term operating plans.
For the periods presented herein, the following items have been excluded in determining one or more non-GAAP measures for the following reasons:
•Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future periods difficult to evaluate;
•Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany transactions denominated in foreign currencies and any gain or loss on foreign currency economic hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations;
•The change in fair value of contingent consideration, which is related to the acquisition of certain contractual rights to serve as custodian or sub-custodian to HSAs, is dependent upon changes in future interest rate assumptions and has no significant impact on the ongoing operations of the Company. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future periods difficult to evaluate;
•The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration-related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses on divestitures facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in our industry;
•Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time;
•Other costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This also includes non-recurring professional service costs, costs related to certain identified initiatives, including restructuring and technology initiatives, to further streamline the business, improve the Company’s efficiency, create synergies and globalize the Company’s operations, all with an objective to improve scale and efficiency and increase profitability going forward.
•Impairment charges represent non-cash asset write-offs, which do not reflect recurring costs that would be relevant to the Company’s continuing operations. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in its industry;
•Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry;
•The tax related items are the difference between the Company’s GAAP tax provision and a non-GAAP tax provision. The Company utilizes a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods. To determine this long-term projected tax rate, the Company performs a pro forma tax provision based upon the Company’s projected adjusted net income before taxes. The fixed annual projected long-term non-GAAP tax rate could be subject to change in future periods for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations; and
•The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.
WEX believes that adjusted net income, adjusted operating income, and total segment adjusted operating income may also be useful to investors when evaluating the Company’s performance. However, because adjusted net income, adjusted operating income, and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income or operating income, as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income, and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Adjusted Free Cash Flow

The Company’s non-GAAP adjusted free cash flow has historically been calculated as cash flows from operating activities adjusted for net purchases of current investment securities, capital expenditures, net funding activity, and certain other adjustments including contingent and deferred consideration paid to sellers in excess of acquisition-date fair value. Net funding activity includes the change in net deposits, net advances from the FHLB, changes in participation debt, and changes in borrowings under the BTFP and borrowed federal funds. Such calculation has historically been based on the principle that the net activity in accounts receivable, accounts payable, and investment of HSA deposits would be offset by WEX Bank funding activity, however, due to the nature of WEX Bank cash balances, cash balances may be increased or decreased for reasons other than matching operating activity. As a result, beginning with the third quarter of 2024, adjusted free cash flow also includes an adjustment to reflect the change in WEX Bank cash balances and the applicable prior periods have similarly been adjusted to conform to the current presentation. Although non-GAAP adjusted free cash flow is not calculated in accordance with GAAP, WEX believes that adjusted free cash flow is a useful measure for investors to further evaluate our results of operations because (i) adjusted free cash flow indicates the level of cash generated by the operations of the business, which excludes consideration paid on acquisitions, after appropriate reinvestment for recurring investments in property, equipment and capitalized software that are required to operate the business; (ii) net funding activity includes fluctuations in deposits and other borrowings primarily used as part of our accounts receivable funding strategy; (iii) purchases of current investment securities are made as a result of deposits gathered operationally; and (iv) WEX Bank cash balances may be increased or decreased for reasons other than matching operating activity. However, because adjusted free cash flow is a non-GAAP measure, it should not be considered as a substitute for, or superior to, operating cash flow as determined in accordance with GAAP. In addition, adjusted free cash flow as used by WEX may not be comparable to similarly titled measures employed by other companies.
The following table reconciles GAAP operating cash flow to adjusted free cash flow:

	Three Months Ended March 31,
	2025	2024
Operating cash flow	$(481.6)	$(153.3)
Adjustments to operating cash flow, as reported:
Change in WEX Bank cash balances	67.7	188.9
Other adjustments	58.8	67.1
Net Funding Activity	375.5	205.0
Net sales and maturities (purchases) of current investment securities	28.3	(282.9)
Capital expenditures	(32.6)	(34.0)
Adjusted free cash flow	$16.2	$(9.2)

Exhibit 2 Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income (in millions, except per share data) (unaudited)
The tables below show the impact of certain macro factors on reported revenue:

	Segment Revenue Results
	Mobility		Benefits		Corporate Payments		Total WEX Inc.
	Three months ended March 31,
	2025	2024	2025	2024	2025	2024	2025	2024
Reported revenue	$333.8	$339.0	$199.3	$191.2	$103.5	$122.5	$636.6	$652.7
FX impact (favorable) / unfavorable	$1.3		$—		$1.3		$2.5
PPG impact (favorable) / unfavorable	$8.5		$—		$—		$8.5
To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from acquisitions for one year following the acquisition dates.
To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.
The table below shows the impact of certain macro factors on adjusted net income by segment:

	Segment Estimated Adjusted Net Income Attributable to Shareholders Impact
	Mobility		Benefits		Corporate Payments
	Three months ended March 31,
	2025	2024	2025	2024	2025	2024
FX impact (favorable) / unfavorable	$(0.4)	$—	$(0.2)	$—	$0.4	$—
PPG impact (favorable) / unfavorable	$5.3	$—	$—	$—	$—	$—
To determine the estimated adjusted net income impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from acquisitions for one year following the acquisition dates.
To determine the estimated adjusted net income impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of applicable taxes.

Exhibit 3 Selected Other Metrics (in millions, except rate statistics) (unaudited)
	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
Mobility:
Payment processing transactions (1)	134.5	138.5	146.5	144.9	136.9
Payment processing gallons of fuel (2)	3,527.7	3,600.7	3,730.5	3,694.4	3,567.7
Average US fuel price (US$ / gallon)	$3.32	$3.25	$3.45	$3.62	$3.56
Payment processing $ of fuel (3)	$12,017.9	$12,003.4	$13,227.5	$13,729.1	$13,061.0
Net payment processing rate (4)	1.30%	1.36%	1.38%	1.29%	1.31%
Payment processing revenue	$156.4	$163.4	$183.2	$177.2	$170.7
Net late fee rate (5)	0.53%	0.57%	0.45%	0.49%	0.46%
Late fee revenue (6)	$63.7	$68.4	$59.0	$67.3	$60.4
Corporate Payments:
Purchase volume (7)	$17,285.2	$16,541.3	$23,394.4	$25,756.2	$23,947.9
Net interchange rate (8)	0.50%	0.52%	0.45%	0.45%	0.43%
Payment solutions processing revenue	$85.7	$85.5	$104.8	$116.2	$103.2
Benefits:
Average number of SaaS accounts (9)	21.5	20.4	20.3	20.0	20.3
Purchase volume (10)	$2,329.9	$1,617.1	$1,645.7	$1,865.1	$2,114.7
Average HSA custodial cash assets	4,608.9	4,366.0	4,315.0	4,231.0	4,209.0
Definitions and explanations:
(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.
(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.
(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.
(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.
(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.
(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.
(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(9) Average number of SaaS accounts represents the number of active consumer-directed health, COBRA, and billing accounts on our SaaS platforms.
(10) Purchase volume represents the total dollar value of all transactions where interchange is earned by WEX.

Exhibit 4 Segment Revenue Information (in millions) (unaudited)

	Three months ended March 31,		Increase (decrease)
Mobility	2025	2024	Amount	Percent
Revenues
Payment processing revenue	$156.4	$170.7	$(14.3)	(8)%
Account servicing revenue	49.9	46.3	3.6	8%
Finance fee revenue	75.2	70.0	5.2	7%
Other revenue	52.3	51.9	0.4	1%
Total revenues	$333.8	$339.0	$(5.2)	(2)%

	Three months ended March 31,		Increase (decrease)
Corporate Payments	2025	2024	Amount	Percent
Revenues
Payment processing revenue	$85.7	$103.2	$(17.5)	(17)%
Account servicing revenue	13.3	10.0	3.3	33%
Finance fee revenue	0.4	0.2	0.2	NM
Other revenue	4.0	9.2	(5.2)	(56)%
Total revenues	$103.5	$122.5	$(19.0)	(16)%

	Three months ended March 31,		Increase (decrease)
Benefits	2025	2024	Amount	Percent
Revenues
Payment processing revenue	$29.7	$28.1	$1.6	6%
Account servicing revenue	115.9	117.0	(1.1)	(1)%
Finance fee revenue	—	0.1	(0.1)	NM
Other revenue	53.6	46.0	7.6	17%
Total revenues	$199.3	$191.2	$8.1	4%

NM - Not meaningful

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in millions) (unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin (1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2025	2024	2025	2024
Mobility	$131.4	$131.0	39.4%	38.6%
Corporate Payments	40.5	64.6	39.1%	52.7%
Benefits	86.9	79.4	43.6%	41.5%
Total segment adjusted operating income	$258.7	$274.9	40.6%	42.1%

1 Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of GAAP operating income and related margin to total segment adjusted operating income and related margin.

	Three Months Ended March 31,
	2025	2024
Adjusted operating income	$233.8	$251.3
Adjusted operating income margin (1)	36.7%	38.5%

1 Adjusted operating income margin is derived by dividing adjusted operating income by total revenues of the entire Company as shown on the Condensed Consolidated Statement of Operations. See Exhibit 1 for a reconciliation of GAAP operating income and related margin to adjusted operating income and related margin.

News Media Contact:
WEX
Megan Zaroda, 610-379-6211
Megan.Zaroda@wexinc.com

Investor Contact:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com